Exhibit 99.1

Gevo Reports First Quarter 2019 Financial Results

Gevo to Host Conference Call Today at 4:30 p.m. EDT/2:30 p.m. MDT

ENGLEWOOD, Colo. – May 8, 2019 - Gevo, Inc. (NASDAQ: GEVO) today announced financial results for the first quarter of 2019 and recent corporate highlights.

2019 First Quarter Financial Highlights

●     Ends the quarter with cash and cash equivalents of $35.5 million

●     Reports revenue of $6.4 million for the quarter

●     Reports loss from operations of ($5.6) million for the quarter

●     Reports non-GAAP cash EBITDA loss1 of ($3.8) million for the quarter

●     Reports net loss per share of ($0.60) for the quarter

●     Reports non-GAAP adjusted net loss per share2 of ($0.63) for the quarter

Commenting on first quarter of 2019, Dr. Patrick R. Gruber, Gevo’s Chief Executive Officer, said “The licensing agreement we recently signed with Praj is a major step forward. It shows that Gevo can complete a definitive agreement licensing our biobutanol biocatalyst technology on a commercial basis allowing us to move forward and license our technology for isobutanol from molasses and sugar. We look forward to further developing and completing licensing deals that we expect will generate revenue without us having to deploy capital. We also executed an agreement with Praj to develop jet fuel and isooctane from rice straw and other feedstocks. We believe this second generation technology combination has great potential to address India’s rice straw burning problem and related air pollution, while generating low-carbon hydrocarbons for jet fuel and gasoline. Praj is a leader in technology to convert straw and bagasse into fermentable sugars, and their technology marries up nicely with ours—saves development cost and time, while creating new licensing opportunities.”

Dr. Gruber continued, “In terms of operations, we continue to make progress on our plans to ‘de-carbonize’ our advanced biofuels production facility in Luverne, Minnesota. In April 2019, we began the commissioning of the Shockwave dry fractionation equipment. So far, the commissioning is on track. This technology fractionates the corn into a starch fraction, a germ fraction, and a fiber fraction. The germ will be pressed to extract food-grade oil. The starch fraction will go to fermentation as a feedstock. The fiber and germ protein are expected to be sold for value-added feed products for beef, dairy cows, pigs, and chickens. With this technology, we expect the margins for our feed-related products to improve. Over the coming weeks and months, we expect to begin sales of these new feed and protein products while optimizing the new process.”

1 Cash EBITDA loss is a non-GAAP measure calculated by adding back depreciation and non-cash stock compensation to GAAP loss from operations. A reconciliation of cash EBITDA loss to GAAP loss from operations is provided in the financial statement tables following this release.

2 Adjusted net loss per share is a non-GAAP measure calculated by adding back non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of our financial instruments, such as warrants, convertible debt and embedded derivatives, to GAAP net loss per share. A reconciliation of adjusted net loss per share to GAAP net loss per share is provided in the financial statement tables following this release.

Recent Highlights

●	As of March 31, 2019, Gevo had cash and cash equivalents of $35.5 million, compared with $7.0 million at March 31, 2018.

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In April 2019, the City of Seattle began utilizing a blend of Gevo’s renewable isobutanol with conventional gasoline in its pilot program to reduce the Carbon Intensity (CI) levels of fuels used in Seattle’s fleet vehicles. For this program, Gevo partnered with Hughes Group LLC, a Washington-based, Certified Service-Disabled Veteran Owned Business (SDVOB), to coordinate the blending, logistics, and delivery of the final product to the City. Additionally, Gevo is collaborating with the City of Seattle to continue to supply a renewable drop-in gasoline to further reduce the Carbon Intensity of its fleet.

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On April 4, 2019, Gevo executed a binding, definitive Construction License Agreement with Praj Industries Ltd. (“Praj”) pursuant to which Gevo and Praj will commercialize the production of renewable isobutanol using sugary-based feedstocks, such as juice, syrup and molasses made of sugarcane and sugar beets (the “Construction License Agreement”). Pursuant to the Construction License Agreement, Praj will provide engineering procurement and construction services to certain third-party customers using a process design package that incorporates Gevo’s proprietary isobutanol biocatalyst and is designed for use with sugary-based feedstocks (the “PDP”). The PDP is jointly owned by Gevo and Praj. Gevo has granted a license to Praj that would allow Praj to provide such services to certain third-party customers. In connection with the Construction License Agreement, Gevo and Praj have also entered into a new Joint Development Agreement and a new Development License Agreement, to continue their joint development efforts to produce isobutanol using sugarcane juice, sugarcane syrup, sugarcane molasses, sugar beet juice, sugar beet syrup, sugar beet molasses, sugar beet pulp, cassava, rice, wheat, sorghum, bagasse, rice straw, wheat straw, corn stover, cotton stalk and empty fruit bunches.

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On April 4, 2019, Gevo also executed a Memorandum of Understanding (“MOU”) with Praj to commercialize Gevo’s renewable hydrocarbon products in India, including Gevo’s renewable alcohol-to-jet fuel and renewable isooctane, derived from Gevo’s renewable isobutanol. The MOU contemplates two phases. In phase one, Praj will implement a pilot plant in India for the purpose of introducing Gevo’s technology to potential customers. Following phase one, Gevo expects to enter into a commercial license agreement for the production of renewable hydrocarbons. Together with Praj, Gevo expects to use a combination of their respective technologies for the conversion of sugars to renewable hydrocarbon products.

First Quarter 2019 Financial Results

Revenues for the three months ended March 31, 2019 were $6.4 million compared with $8.2 million in the same period in 2018. During the first quarter of 2019, revenues derived at our advanced biofuels production facility in Luverne, Minnesota related to ethanol sales and related products were $5.7 million, a decrease of approximately $2.5 million from the same period in 2018. This was primarily the result of reduced ethanol and co-product revenues due to planned lower production volumes in response to a decline in ethanol sales prices.

During the three months ended March 31, 2019, hydrocarbon revenues were $0.7 million compared with $0.0 million in the same period in 2018. Gevo’s hydrocarbon revenues are comprised of sales of alcohol-to-jet fuel, isooctane and isooctene.

Cost of goods sold was $9.0 million for the three months ended March 31, 2019, compared with $10.6 million in the same period in 2018, primarily as a result of decreased production of ethanol during the quarter. Cost of goods sold included approximately $7.4 million associated with the production of ethanol, isobutanol and related products and approximately $1.6 million in depreciation expense for the three months ended March 31, 2019.

Gross loss was $2.6 million for the three months ended March 31, 2019, versus a $2.3 million gross loss in the same period in 2018.

Research and development expense increased by $0.2 million during the three months ended March 31, 2019, compared with the same period in 2018, due primarily to an increase in consulting expenses.

Selling, general and administrative expense increased by $0.2 million during the three months ended March 31, 2019, compared with the same period in 2018, due primarily to an increase in stock compensation expenses.

Loss from operations in the three months ended March 31, 2019 was $5.6 million, compared with a $5.0 million loss from operations in the same period in 2018.

Non-GAAP cash EBITDA loss3 in the three months ended March 31, 2019 was $3.8 million, compared with a $3.3 million non-GAAP cash EBITDA loss in the same period in 2018.

Interest expense in the three months ended March 31, 2019 was $0.8 million, a decrease of $0.1 million as compared to the same period in 2018, primarily due to a decline in outstanding debt as a result of the conversion of an aggregate of $3.7 million of our convertible notes during the year ended December 31, 2018.

During the three months ended March 31, 2019, Gevo also recognized a net non-cash gain of $0.2 million associated with the quarterly mark-to-market valuation of the embedded derivative of our convertible notes at March 31, 2019.

Gevo incurred a net loss for the three months ended March 31, 2019 of $6.1 million, compared with a net loss of $2.5 million during the same period in 2018. Approximately $0.2 million of the $6.1 million net loss was comprised of the above non-cash gain during the three months ended March 31, 2019. Accordingly, non-GAAP adjusted net loss4 for the three months ended March 31, 2019 was $6.4 million, compared with a non-GAAP adjusted net loss of $5.8 million during the same period in 2018.

3 Cash EBITDA loss is a non-GAAP measure calculated by adding back depreciation and non-cash stock compensation to GAAP loss from operations. A reconciliation of cash EBITDA loss to GAAP loss from operations is provided in the financial statement tables following this release.

4 Adjusted net loss is a non-GAAP measure calculated by adding back non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of our financial instruments, such as warrants, convertible debt and embedded derivatives, to GAAP net loss. A reconciliation of adjusted net loss to GAAP net loss is provided in the financial statement tables following this release.

Cash at March 31, 2019 was $35.5 million, and the total principal face value of outstanding debt was $13.8 million.

Webcast and Conference Call Information

Hosting today’s conference call at 4:30 p.m. EDT (2:30 p.m. MDT) will be Dr. Patrick R. Gruber, Chief Executive Officer, Bradford K. Towne, Chief Accounting Officer, and Geoffrey T. Williams, Jr., General Counsel. They will review Gevo’s financial results and provide an update on recent corporate highlights.

To participate in the conference call, please dial 1 (888) 771-4371 (inside the U.S.) or 1 (847) 585-4405 (outside the U.S.) and reference the access code 48509998#.

A replay of the call and webcast will be available two hours after the conference call ends on May 8, 2019. To access the replay, please dial 1 (888) 843-7419 (inside the US) or 1 (630) 652-3042 (outside the US) and reference the access code 48509998#. The archived webcast will be available in the Investor Relations section of Gevo's website at www.gevo.com.

About Gevo

Gevo is a next generation “low-carbon” fuel company focused on the development and commercialization of renewable alternatives to petroleum-based products. Low-carbon fuels reduce the carbon intensity, or the level of greenhouse gas emissions, compared to standard fossil-based fuels across their lifecycle. The most common low-carbon fuels are renewable fuels. Gevo is focused on the development and production of mainstream fuels like gasoline and jet fuel using renewable feedstocks that have the potential to lower greenhouse gas emissions at a meaningful scale and enhance agricultural production, including food and other related products. In addition to serving the low-carbon fuel markets, through Gevo’s technology, Gevo can also serve markets for the production of chemical intermediate products for solvents, plastics, and building block chemicals. Learn more at our website: www.gevo.com.

Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, expectations and benefits of Gevo’s agreements with Praj, Gevo’s commissioning of the Shockwave dry fractionation technology, Gevo’s plans to “de-carbonize” its production facility, and other statements that are not purely statements of historical fact. These forward-looking statements are made based on the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2018, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the U.S. Securities and Exchange Commission by Gevo.

Non-GAAP Financial Information

This press release contains financial measures that do not comply with U.S. generally accepted accounting principles (GAAP), including non-GAAP cash EBITDA loss, non-GAAP adjusted net loss and non-GAAP adjusted net loss per share. Non-GAAP cash EBITDA excludes depreciation and non-cash stock-based compensation. Non-GAAP adjusted net loss and adjusted net loss per share excludes non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of Gevo’s financial instruments, such as warrants, convertible debt and embedded derivatives. Management believes these measures are useful to supplements to its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management's internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

Gevo, Inc.

Condensed Consolidated Statements of Operations Information

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2019	2018
Revenue
Ethanol sales and related products, net	$5,664	$8,218
Hydrocarbon revenue	739	–
Grant and other revenue	–	25
Total revenues	6,403	8,243

Cost of goods sold	8,961	10,583

Gross loss	(2,558)	(2,340)

Operating expenses
Research and development expense	978	789
Selling, general and administrative expense	2,092	1,870
Total operating expenses	3,070	2,659

Loss from operations	(5,628)	(4,999)

Other (expense) income
Interest expense	(755)	(825)
(Loss) on exchange or conversion of debt	–	(21)
Gain from change in fair value of derivative warrant liability	1	477
Gain from change in fair value of 2020 Notes embedded derivative	246	2,858
Other income	–	8
Total other expense, net	(508)	2,497

Net loss	$(6,136)	$(2,502)

Net loss per share - basic and diluted	$(0.60)	$(2.22)
Weighted-average number of common shares outstanding - basic and diluted	10,153,873	1,126,737

Gevo, Inc.

Condensed Consolidated Balance Sheet Information

	(unaudited)
	March 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$35,466	$33,734
Accounts receivable	1,125	526
Inventories	3,187	3,166
Prepaid expenses and other current assets	1,902	1,284
Total current assets	41,680	38,710

Property, plant and equipment, net	68,045	67,036
Deposits and other assets	1,738	1,289
Total assets	$111,463	$107,035

Liabilities
Current liabilities:
Accounts payable and accrued liabilities	$5,174	$4,874
2020 Notes, net	12,964	12,554
2020 Notes embedded derivative liability	148	394
Derivative warrant liability	21	22
Total current liabilities	18,280	17,844

Other long-term liabilities	654	404
Total liabilities	18,934	18,248

Commitments and Contingencies

Stockholders' Equity
Common Stock, $0.01 par value per share; 250,000,000 authorized, 11,885,524 and 8,640,583 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively.	119	86
Additional paid-in capital	527,872	518,027
Accumulated deficit	(435,462)	(429,326)
Total stockholders' equity	92,529	88,787
Total liabilities and stockholders' equity	$111,463	$107,035

Gevo, Inc.

Condensed Consolidated Cash Flow Information

(Unaudited, in thousands)

	Three Months Ended March 31,
	2019	2018
Operating Activities
Net loss	$(6,136)	$(2,502)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss/(Gain) from change in fair value of derivative warrant liability	(1)	(477)
(Gain) from change in fair value of 2020 Notes embedded derivative	(246)	(2,858)
Loss from the exchange or conversion of notes	–	21
Stock-based compensation	234	98
Depreciation and amortization	1,612	1,646
Non-cash interest expense	410	402
Changes in operating assets and liabilities:
Accounts receivable	(599)	(234)
Inventories	(21)	7
Prepaid expenses and other current assets	157	78
Accounts payable, accrued expenses, and long-term liabilities	(1,118)	(531)
Net cash used in operating activities	(5,708)	(4,350)
Investing Activities
Acquisitions of property, plant and equipment	(2,204)	(67)
Net cash used in investing activities	(2,204)	(67)

Financing Activities
Proceeds from issuance of common stock, net of commissions	9,644	(107)
Net cash (used in)/provided by financing activities	9,644	(107)

Net increase (decrease) in cash and cash equivalents	1,732	(4,524)

Cash, cash equivalents, and restricted cash
Beginning of period	33,734	11,553
End of period	$35,466	$7,029

Gevo, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

	Three Months Ended March 31,
Non-GAAP Cash EBITDA:	2019	2018
Loss from operations	$(5,628)	$(4,999)
Depreciation and amortization	1,612	1,645
Non-cash stock-based compensation	234	98
Non-GAAP cash EBITDA	$(3,782)	$(3,256)

Non-GAAP Adjusted Net Loss:
Net Loss	$(6,136)	$(2,502)
(Loss) on exchange of debt	–	(21)
Gain from change in fair value of derivative warrant liability	1	477
Gain from change in fair value of 2020 Notes embedded derivative	246	2,858
Non-GAAP Net (Loss)	$(6,383)	$(5,816)
Weighted-average number of common shares outstanding - basic and diluted	10,153,873	1,126,737
Non-GAAP Adjusted Net Loss per share - basic and diluted	$(0.63)	$(5.16)

Investor and Media Contact

Shawn M. Severson

Integra Investor Relations

+1 415-226-7747

gevo@integra-ir.com